EXHIBIT 10.a


                                      (Approved by the Human Resources Committee
                                                              November 22, 1996)

                   MANAGEMENT VARIABLE COMPENSATION (MVC) PLAN
                                    FISCAL'97

1.       PURPOSE OF PLAN

         To focus efforts on achievement of objectives which are critical to the success of the Company; to reward accomplishment at a level above competition when performance is above that of comparable companies; to more closely couple total compensation costs (salary plus variable) to the financial results of the enterprise.

         The Plan's payout is primarily related to achievement of Corporate/Sector/Division/Niche profit and growth objectives. Other measurable objectives may be included at the discretion of the cognizant officer with approval by the CEO.

2.       RELATIONSHIP TO OTHER COMPENSATION PLANS

2.a      SALARY PLAN

         The midpoint of a given salary range will be suppressed by 1/4th of the average competitive payout potential of participants in that range to conform to the Company's fixed vs. variable compensation strategy (i.e., if the participants in a range have an average competitive payout potential of 20%, the midpoint of that range will be suppressed 5%).

2.b      "NON MANAGEMENT" VARIABLE COMPENSATION PLAN (NMVC)

         Certain units may have a variable compensation plan for employees who are not eligible for the MVC, sales commissions, or other variable compensation plans. Payout in these NMVC Plans is linked directly to payout on the unit's MVC profit objectives. These non-management plans are subject to the approval of the unit vice president, corporate Human Resources manager and CEO.

         The following is an outline summary to which these NMVC plans must adhere. They are included in this MVC Plan for reference only.

2.b(1) NMVC Competitive payout potential is 3% of the midpoint of the salary range in which the employee is placed at the beginning of the fiscal year.

2.b(2) NMVC payout will normally be based on the results of the employee's unit vice president's (in some cases the unit manager's) profit objective(s) for the year. If the unit's vice president (manager) has more than one such objective, the payout will be based on the weighted average of the officer's objectives.

2.b(3) The entire 3% NMVC payout potential is eligible for overranging for participating employees. The overranging will be at the same ratio as the unit officer (manager's) profit objective(s) overranging, if any.

2.b(4) Eligibility and participation rules for NMVC will be the same as those for MVC, where appropriate.

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2.c      RETIREMENT PLAN

         The calculations for the Management Variable Compensation Plan (and "NMVC") are made after deductions for retirement plans.

         Payout to a U.S. based participant in the Management Variable Compensation Plan (and "NMVC") is included in the calculation of the Company's contribution to that employee's retirement plan.

3.       ELIGIBILITY AND PARTICIPATION

         *    Corporate officers
         *    Unit vice presidents
         *    Market and functional unit managers
         * Managers, technical supervisors and key marketing or technical employees who meet certain minimum responsibilities for profitability, financial/human resource acquisition and allocation, balance sheet control, and/or market/technical direction - defined as beginning at SAM 15 and TE 5, or equivalent.

         An employee must be in such a position by the November Board of Directors meeting in order to be eligible for the fiscal year plan beginning the preceding 1 October, unless otherwise authorized by the CEO.

         Certain subsidiaries may have other management variable compensation plans approved by the cognizant corporate vice president, corporate HR manager and CEO.

         An officer may recommend that an employee, who is otherwise eligible, not participate but such a recommendation must be agreed to by the CEO.

         Participants are eligible for payout in proportion to the % of the fiscal year the participant is responsible for the qualifying position, unless otherwise authorized by the CEO.

         Employees who work less than full time during a year (e.g., due to a personal leave, but not due to illness) would earn a proportionately reduced payout.

         Unless authorized by the CEO, no payout will be made to employees who work less than 1,000 hours in the fiscal year.

         The participant must be on MTS' payroll at the end of the fiscal year to qualify for a payout. Employees resigning or terminated before the end, regardless of cause, are not eligible unless otherwise authorized by the CEO. (An example of an exception could be early retirement or voluntary separation under a workforce reduction plan.)

         No employment contract is implied by participation in this Plan.

4.       ESTABLISHMENT OF OBJECTIVES

         a. The Board of Directors sets the CEO's Corporate profit objectives (Return on Beginning Equity [ROBE]/share and Return on Average Net Assets [ROANA]), the revenue growth objective, and the CEO's individual "other" objective, at their November meeting.

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         b.       Profit objectives for other participants (typically ROANA, but may be contribution or pretax for other than officers) and their revenue growth objective will also be finalized by the November Board of Directors' meeting. They are not renegotiable. All other objectives must be finalized by 15 December.

                  The cognizant officers and CEO approve the profit and revenue growth objectives for other participants. The purpose of these approvals is to:

                  * Integrate objectives into Company operating plan
                  * Guard against conflicting objectives
                  * Help to assure consistency in degree of difficulty

                  The cognizant vice president and one other manager approve all "other" objectives

         c. Each participant whose competitive payout potential exceeds 10% will have a mix of objectives per paragraph 7.

5.       CRITERIA FOR OBJECTIVES

5.a      CORPORATE

         The Corporate Profit and Growth, Objectives are set by the Board based on the current 3 Year Business Plan. Currently they are:

                  ROBE/Share:     15% return on beginning equity/share (span
                                  -1/3 to + 2/3)

                  ROANA: 21% (span -1/3 to + 2/3), calculated with net assets including cash above short term borrowings.

                           (Both ROBE and ROANA may be increased in '98 based on an analysis of comparable company performance and MTS's cost of capital.)

                  Revenue Growth  12% /year; span +/-1/3

         All objectives include all transactions, acquisitions, write-offs, sale of assets, etc. unless specifically excluded by the Board in writing.

5.b      UNIT

         Sector/Division/Niche profit and growth objectives are set as appropriate for the 3 Year Business Plan for the unit. For example, (MT&S + MTS PowerTek + ASD) ROANA objectives are 19.25% cashless for '97; and 22.5% cashless for '98.

         Sector/Niches whose ROANA budget in a given year exceeds the equivalent of the Corporate ROANA goal without cash (22.5%) could have their budget number as their MVC goal, but it would not more than 120% of the equivalent Corporate goal (1.2x22.5=27%)

         Revenue growth objectives are set on a year-to-year basis using the current three year business plan as a reference.

         "Other" objectives must be stated in measurable terms and must not be activities (i.e. number of sales calls or technical society presentations).

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6.       COMPETITIVE PAYOUT POTENTIAL

         The competitive payout potential, when added to the mid-point of the salary range is intended to yield total cash compensation somewhat above that of comparable companies to compensate for the salary suppression (ref. 2a).

         The competitive payout potential, expressed as a % of the midpoint of the salary structure, or actual salary in the case of subsidiary management, is shown below:

               POSITION                                    COMPETITIVE PAYOUT POTENTIAL %
CEO                             E5                                       70
Executive Vice President,
   MT&S                         E-4                                      50
Vice President                  E-3               25-50, depending on revenue level (profit potential)
Vice President                  E-2               25-50, depending on revenue level (profit potential)
Vice President (Unit)           E-1               15-45, depending on revenue level (profit potential)
Market Division P&L Mgrs.       SAM 17-21         15-35, depending on revenue level (profit potential)
All Other Management/
    Leadership                  SAM 18-21         10-25, depending on profit impact
                                SAM 15-17         6-20, depending on profit impact
                                TE 5/5S -9/9S     6-15, depending on profit impact

7.       OVERRANGING/MAXIMUM POTENTIAL PAYOUT

         The objectives are set at challenging but realistic levels which are used in the overall process of planning and resource allocation. This is not meant to be a limit to our aspirations, and performance above of those objectives should be rewarded as it is to the benefit of all stakeholders in the enterprise. Payout above the competitive payout potential is termed overranging.

         Two MVC mixes are possible for participants with a competitive payout potential of 15% or higher. Both versions yield the same maximum potential expressed at a percentage of competitive payout.

         A)       Financial objective at 70% with 300% overranging (O.R.)
                  Other objectives including revenue growth at 30% with no O.R.

                  (70 x 3) + (30 x 1) = 240%

         B)       Financial objectives at 60% with 300% O.R.
                  Revenue growth objective at 20% with 200% O.R.
                  Other objectives at 20% without O.R.

                  (60 x 3) + (20 x 2) + (20 x 1) = 240%

                  The unit VP and CEO determine which mix is appropriate for each participant

8.       PAYOUT

         Payouts under this Plan (and the Non Management Variable Compensation
         Plan) are considered costs for the calculation of profit objectives (EPS/ROANA/Pretax/Contribution); so simultaneous equations are used for calculations.

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         Payouts are audited by the manager of internal audit and approved by the CFO.

         Payout will be made within 90 days of the end of the fiscal year.

9.       APPROVAL OF PLAN

         The Plan, and participation therein, are subject to annual review and approval by the Board of Directors.

Attachments:  FY "97MVC Plan Participation
              Short Form Schedule of CEO and direct report Objectives